Exhibit 2.5

Execution Version

AMENDMENT NO. 2 TO MERGER AGREEMENT

This AMENDMENT NO. 2 TO MERGER AGREEMENT (this “Amendment”), dated as of October 30, 2017, is entered into by and among LiveXLive Media, Inc., a Delaware corporation (“Buyer”), LXL Music Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Slacker, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, in its capacity as the substitute stockholders’ agent in connection with the transactions contemplated by the Merger Agreement (as defined below) (the “Stockholders’ Agent”). Buyer, Merger Sub, the Company and the Stockholders’ Agent shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Parties have previously entered into that certain Agreement and Plan of Merger dated as of August 25, 2017, as amended by the certain Amendment No. 1 to Merger Agreement dated as of September 26, 2017 (the “Merger Agreement”);

WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein; and

WHEREAS, pursuant to Section 10.7 of the Merger Agreement, the Merger Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Merger Agreement.

(a)       The following defined terms in Section 1.1 of the Merger Agreement are hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

“Cash Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in cash, but in no event shall such cash amount exceed the Closing Cash Consideration Target.

“Convertible Notes Payoff Amount” means an amount equal to the aggregate outstanding principal balance of the Convertible Promissory Notes plus all accrued and unpaid interest thereon as of the Closing Date plus any amounts that are or become due and payable in connection with the prepayment of such notes in accordance their terms.

“Outside Pricing Date” means ~~October 23, 2017~~ November 10, 2017.

“Purchase Price Adjustment Escrow Amount” means ~~$1,500,000.~~$500,000.

“Stock Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in an aggregate number of Buyer Common Shares equal to the sum of (a) the quotient that results from dividing ~~(a)~~(x) $~~6,000,000~~ (i) $20,000,000 plus (ii) the amount by which the Incremental Stockholder Loan exceeds $500,000 by ~~(b)~~(y)the Buyer Public Offering Price (rounded down to the nearest whole share) plus (b)(i) if the Cash Merger Consideration calculated based on the foregoing clause (a) as the sole Stock Merger Consideration (without giving effect to the Closing Cash Consideration Target limitation) would exceed the Closing Cash Consideration Target, the quotient that results from dividing (A) the amount of such excess by (B) the Buyer Public Offering Price (rounded down to the nearest whole share), or (ii) otherwise, zero (0).

(b)       Section 1.1 of the Merger Agreement shall be amended by inserting the following in alphabetical order:

“Closing Cash Consideration Target” means amount equal to (a) $14,000,000 minus (b) the Convertible Note Payoff Amount minus (c) the Transaction Expenses to be paid at the Closing pursuant to Section 5.13.

(c)       Section 5.22(d) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

For purposes of this Section 5.22, “Stockholder Loan Fee Cap” means $750,000 ~~(i) if the pricing of the Buyer Public Offering occurs on or prior to October 9, 2017, $250,000, (ii) if the pricing of the Buyer Public Offering occurs between October 10, 2017 and October 16, 2017, $375,000, and (iii) if the pricing of the Buyer Public Offering occurs between October 17, 2017 and October 23, 2017, $500,000.~~

(d)       Section 8.2(a) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

the Closing shall not have occurred on or before the ~~October 31, 2017~~November 17, 2017, or such other date as may have been agreed upon in writing by Buyer and the Company (such applicable date, the “Outside Date”); or

(e)       Section 2.16(a) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Final Closing Statement. As soon as practicable, but in any event no later than ~~sixty (60) days~~ ten (10) Business Days, after the Closing Date, Buyer shall deliver to the Stockholders’ Agent a statement, together with reasonable supporting detail (the “Final Closing Statement”), setting forth Buyer’s good faith calculation of the Final Purchase Price and the components thereof, including (i) Closing Indebtedness, (ii) Closing Net Working Capital, and (iii) Convertible Notes Payoff Amount. The Final Closing Statement shall be prepared in accordance with the Applicable Accounting Principles. For purposes of complying with the terms of this Section 2.16, after the delivery of the Final Closing Statement, Buyer and the Surviving Corporation shall make their respective Representatives reasonably available to the Stockholders’ Agent to discuss the Final Closing Statement and related supporting documentation described above during normal business hours.

(f)       Except for the amendments expressly set forth in this Section 1, the text of the Merger Agreement shall remain unchanged and in full force and effect.

Section 2. Further Amendment. The Merger Agreement may be further amended by the Parties at any time by compliance with Section 10.7 of the Merger Agreement.

Section 3. Miscellaneous. The provisions of Sections 10.8 (Assignments; No Third Party Rights), 10.9 (Waiver), 10.10 (Severability), 10.11 (Governing Law; Jurisdiction; Venue; No Trial by Jury), 10.13 (Construction), 10.15 (Headings) and 10.16 (Counterparts) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

BUYER:

LIVEXLIVE MEDIA, INC.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: Executive Vice President and CFO

MERGER SUB:

LXL Music Acquisition Corp.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: CFO and Secretary

COMPANY:

SLACKER, INC.

By:	/s/ Duncan Orrell-Jones
Name: Duncan Orrell-Jones Title: President & CEO

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

STOCKHOLDERS’ AGENT:

FORTIS ADVISORS LLC L.P.

By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director

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